SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                   -------------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                       (Date of earliest event reported):

                                February 22, 1999

                    ----------------------------------------


                           THERMO ELECTRON CORPORATION
             (Exact name of Registrant as specified in its charter)


Delaware                          1-8002                         04-2209186
(State or other               (Commission                   (I.R.S. Employer
jurisdiction of               File Number)                    Identification
incorporation or                                                   Number)
organization)


81 Wyman Street
Waltham, Massachusetts                                           02454-9046
(Address of principal executive offices)                        (Zip Code)


                                 (781) 622-1000
                         (Registrant's telephone number
                              including area code)

Item 5.  Other Events

     On January 7, 1999, Thermo Instrument Systems Inc. ("Thermo Instrument"), a majority-owned, publicly traded subsidiary of Thermo Electron Corporation (the "Registrant"), announced that it would commence a tender offer (the "Offer") for all of the outstanding shares of Spectra-Physics AB, a publicly traded company with its shares listed on the Stockholm Stock Exchange, and the parent company of Spectra-Physics Lasers, Inc., a publicly traded company with its shares listed on NASDAQ. On February 22, 1999, Thermo Instrument announced that all of the conditions of its Offer had been satisfied and that the Offer was then unconditional in all respects. As of February 22, 1999, Thermo Instrument had purchased and received acceptances for approximately 17.3 million, or approximately 98 percent, of all outstanding Spectra-Physics AB shares, at a price of 160 Swedish krona per share (approximately $20 per share). Thermo Instrument expects to acquire any remaining outstanding shares under the compulsory acquisition rules applicable to Swedish companies.

     The businesses acquired manufacture a wide range of laser-based instrumentation systems, primarily for the process-control, industrial measurement, construction, research, commercial, and government markets. Spectra-Physics AB's revenues for 1998 were approximately $442 million.

     The purchase price for the 98% of the outstanding shares of Spectra-Physics AB that have been purchased by Thermo Instrument was approximately $355 million. To finance the Offer, Thermo Instrument utilized approximately $155 million of available cash and $200 million of borrowings from the Registrant. The indebtedness to the Registrant bears interest at a variable commercial paper-based rate, which rate is initially 5.03%, and is due August 27, 1999.

     Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

         (a)   Financial Statements of Business Acquired: Not applicable.

         (b)   Pro Forma Financial Information: Not applicable.

         (c)   Exhibits: Not applicable.

                                    SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 9th day of March, 1999.



                                        THERMO ELECTRON CORPORATION


                                        By: /s/ Theo Melas-Kyriazi
                                             Theo Melas-Kyriazi
                                             Vice President and Chief
                                             Financial Officer